SECOND AMENDMENT

That certain Restaurant Lease of 28265 Diehl Road, Warrenville, IL 60555 between Lagomorph, L.L.C., an Illinois limited liability company, as Landlord, and Walnut Brewery, Inc., a Colorado corporation d/b/a Rock Bottom Brewery, as Tenant, is hereby amended as follows:

Article 11.04 is deleted in its entirety and replaced with the following:

11.04 FAILURE TO OPERATE. Landlord and Tenant acknowledge and agree that the parties are bound by the terms of Section 2.6 of the Restrictive Agreement which provides that "Developer," as defined in the Restrictive Agreement, has the right to purchase Tenant's "Leasehold Estate," as defined in the Restrictive Agreement, should Tenant fail to continuously operate and keep open to the public all of the
          Property for a period in excess of one hundred eighty (180) consecutive calendar days ("Developer's Right to Purchase"). Notwithstanding anything in this Lease to the contrary, Landlord and Tenant agree that Landlord's approval or consent shall not be required to any transfer or assignment pursuant to an exercise of Developer's Right to Purchase by the "Developer" under the Restrictive Agreement. However, Developer shall provide notice to Landlord that a transfer or assignment has occurred under Developer's right to purchase.

All other terms of the Restaurant Lease remain unmodified and in force.

TENANT:                                LANDLORD:


By:                                    By:
     ---------------------------            ---------------------------
     William S. Hoppe, President            David E. Carpenter, Manager
Date:                                  Date:
     ----------------                       -----------------